                                   AGREEMENT

     THIS AGREEMENT (this "AGREEMENT") is dated as of September 20, 1995, by and among, on the one hand, Zapata Corporation, a Delaware corporation ("Zapata"), Energy Industries, Inc., a Delaware corporation and a wholly-owned subsidiary of Zapata ("Zapata Sub"), and Zapata Energy Industries, L.P., a Delaware limited partnership which is wholly-owned by Zapata ("Zapata Partnership" and collectively with Zapata and Zapata Sub, the "Seller"), and, on the other hand, Enterra Corporation, a Delaware corporation ("Enterra"), and Enterra Compression Company, a Delaware corporation and a wholly-owned subsidiary of Enterra ("Enterra Sub", and collectively with Enterra, the "Purchasers").

     WHEREAS, the Purchasers desire to purchase from the Seller, and the Seller desires to sell to the Purchasers, the Assets (as defined herein) upon the terms and conditions set forth herein;

     WHEREAS, Purchasers desire to assume the Assumed Liabilities (as defined herein) from the Seller upon the terms and conditions set forth herein; and

     WHEREAS, to induce Purchasers to enter into this Agreement, a principal stockholder of Zapata has executed an agreement with Enterra pursuant to which such stockholder has agreed to vote the shares of common stock of Zapata owned or controlled by such stockholder in accordance with the recommendation of the Board of Directors of Zapata with respect to the approval by the stockholders of Zapata of resolutions to be submitted to the stockholders of Zapata relating to this Agreement;

       NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

     SECTION 1.1 ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all determinations as to accounting matters pursuant to the terms of this Agreement shall be made and all financial statement matters and certificates and reports as to financial or accounting matters required to be delivered pursuant to the terms of this Agreement shall be prepared in accordance with GAAP (except that interim financial statements may not include footnotes) applied on a consistent basis.

     SECTION 1.2 OTHER TERMS. As used herein, certain other words and terms shall have the meanings given to them in EXHIBIT 1 attached hereto.

                                  ARTICLE II.
                        REPRESENTATIONS, WARRANTIES AND
                           AGREEMENTS OF THE SELLER

     Each Seller, jointly and severally, hereby makes to the Purchasers the representations, warranties and agreements set forth in this ARTICLE II. The Seller has delivered to the Purchasers a Disclosure Schedule to this Agreement (the "DISCLOSURE SCHEDULE") on the date hereof. The Seller shall, from time to time through the Closing Date, advise the Purchasers as to any change, amendment or supplement to the Disclosure Schedule which is necessary to reflect changes in the subject matter thereof occurring through the Closing Date.

     SECTION 2.1 ORGANIZATION AND QUALIFICATION. Each Seller is a corporation or partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its

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properties and assets as now owned, leased or operated. The nature of the businesses and activities of Seller, as currently conducted, do not require Seller to be qualified to do business in any foreign jurisdiction in which they are not so qualified, except to the extent the failure so to comply would not have a Material Adverse Effect. Zapata owns all of the outstanding capital stock of Zapata Sub and directly or indirectly owns all of the outstanding partnership interests of Zapata Partnership.

     SECTION 2.2 AUTHORITY RELATIVE TO THE AGREEMENT. Each Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Seller's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of each Seller (or its general partner) and no further actions or proceedings on the part of any Seller are necessary to authorize the execution and delivery of this Agreement, the performance of Seller's obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller, and this Agreement constitutes the legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

     SECTION 2.3 NO VIOLATION. Except for any filings and waiting period requirements under the HSR Act, the consent of Seller's bank lender, preliminary and definitive proxy material filings of Zapata with the Securities and Exchange Commission, and approval of the stockholders of Zapata, no prior consent, approval or authorization of, or declaration, filing or registration with, any party, domestic or foreign, is necessary in connection with the execution, delivery and performance of this Agreement by the Seller, the failure of which to obtain would have a Material Adverse Effect. Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) violate any material Governmental Requirement applicable to the Seller or any of the Assets, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default under, or result in the creation of a Lien upon any property or assets of Seller pursuant to any terms, conditions or provisions of any material Governmental Authorization, lease, license, permit, Environmental Permit, Contract or other agreement or instrument to or of which any Seller is a party or a beneficiary (provided, however, that the parties acknowledge that consents to assignment of the above items will be delivered by Seller to Purchaser on or prior to the Closing Date and not on the date of this Agreement), (iii) give rise to any Lien on any of the Assets, or (iv) conflict with or violate any provision of the charter, Bylaws, limited partnership agreement or other organizational documents of any Seller or resolutions of the Board of Directors of any Seller (or any general partner thereof). There are no Proceedings pending, or to the Seller's knowledge threatened against the Seller, at law or in equity or before or by any Governmental Authority which may result in liability to the Purchasers upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation.

     SECTION 2.4 FINANCIAL STATEMENTS.

     (a) The Seller has provided the Purchasers with true and complete copies of the combined balance sheets of the Business as of May 31, 1995 (the "BALANCE SHEET DATE" and the combined balance sheet as of such date, the "MAY BALANCE SHEET") and September 30, 1994 and the related income statements for the fiscal year ended September 30, 1994 and the eight (8)-month period ended May 31, 1995, and the Seller will provide the Purchasers with balance sheets and the related statements of income for the Business for each monthly period (unaudited) ending after the Balance Sheet Date and prior to the Closing Date (all of the foregoing statements of financial position and the related statements of income of the Business are collectively referred to as the "SELLER'S FINANCIAL STATEMENTS").

     (b) Seller's Financial Statements, which are, in the case of those financial statements existing on the date of this Agreement, attached hereto as SCHEDULE 2.4(b) (including without limitation all notes, schedules and

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supplemental data contained in or annexed to such statements), are or will be, as the case may be, accurate, complete and in accordance with the books and records of Seller and present, or will present, as the case may be, fairly in all material respects, the combined financial position and assets and liabilities of the Business as their respective dates and the results of its combined operations for the periods then ended, in conformity with GAAP (subject, in the case of the interim financial statements, to normal year-end adjustments, the effect of which, individually or in the aggregate, will not be materially adverse, and the fact that they do not or will not, as the case may be, contain all of the footnote disclosures required by GAAP, except as otherwise noted therein).

     SECTION 2.5 ACCOUNTING RECORDS. The books of account and other accounting records of the Business, all of which have been or will be made available to the Purchasers, are complete and correct subject to normal year-end adjustments, the effect of which, individually or in the aggregate, will not be materially adverse, and have been maintained in accordance with Seller's normal business practices, including, but not limited to, the maintenance of an adequate system of internal controls.

     SECTION 2.6 ASSETS ACQUIRED. Upon consummation of the transactions contemplated by this Agreement, Enterra Sub shall have acquired from Seller all of the assets (other than Excluded Assets, as defined herein) being used (or held for use) to generate the operating results reflected in Seller's Financial Statements. Since the Balance Sheet Date there has been no change in the inventory or revenue producing equipment of the Business that generated the revenues reflected in the Seller's Financial Statements, other than changes in the ordinary course of the Business, consistent with the past practice, which are not material in the aggregate.

     SECTION 2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither any Seller nor Energy Industries Financial Services, Inc. is liable for or subject to any liability in connection with the Business except for:

     (a) those Liabilities disclosed on the May Balance Sheet and not heretofore paid or discharged;

     (b) those Liabilities arising in the ordinary course of the Business consistent with past practice under any Contract, commitment or arrangement disclosed on SCHEDULE 2.11 of the Disclosure Schedule or not required to be disclosed thereon because of the term or amount involved or otherwise; and

     (c) those Liabilities incurred in the ordinary course of the Business, consistent with past practice, and either not required to be shown on the May Balance Sheet or arising since the Balance Sheet Date, which liabilities and obligations individually and in the aggregate are of a character and magnitude consistent with its past practice.

     SECTION 2.8 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on SCHEDULE 2.8, since May 31, 1995 (a) no Seller has in connection with the Business (i) suffered, individually or in the aggregate, any Material Adverse Effect or (ii) conducted the Business other than in the ordinary course, consistent with past practice, and (b) neither Zapata Sub nor Zapata Partnership has declared, set aside or paid any dividend, or made or agreed to make any other distribution or payment in respect of its shares nor has it redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any of its shares.

     SECTION 2.9 TITLE TO PROPERTIES: ENCUMBRANCES. SCHEDULE 2.9 of the Disclosure Schedule sets forth a true and complete description of all real property used or held for use in connection with the Business. Seller has, except for Liens which will be terminated in their entirety on or before the Closing Date, and at the Closing will convey to Enterra Sub, unencumbered, good, legal, and indefeasible title to all of the Assets, except for Permitted Liens and those Assets disposed of for fair market value in the ordinary course of the Business, consistent with past practice, since the Balance Sheet Date and otherwise in accordance with this Agreement.

     SECTION 2.10 LITIGATION. Except as set forth on SCHEDULE 2.10 of the Disclosure Schedule, there are no actions, suits, claims or other proceedings pending or, to the best knowledge of the Seller, threatened against

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any Seller or involving any of its Assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, Governmental Authority, or other instrumentality or person or any board of arbitration or similar entity (a "PROCEEDING"). The Seller will promptly notify the Purchasers of any material Proceeding which relates to the Business initiated by or against Seller prior to the Closing Date.

     SECTION 2.11 CONTRACTS. Except as listed and described on SCHEDULE 2.11 of the Disclosure Schedule, no Seller is, in connection with the Business, a party to or otherwise bound by any written or oral:

     (a) Contract or commitment with any present or former stockholder, director, officer, partner, employee or consultant or for the employment of any person, including, without limitation, any consultant;

     (b) Contract or commitment for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $50,000 or more or in excess of $3,000,000 in the aggregate;

     (c) Contract or commitment to sell or supply products or to perform services outside the ordinary course of business, consistent with past practice, involving in any one case $50,000 or more or in excess of $3,000,000 in the aggregate;

     (d) Contract or commitment not otherwise covered by this SECTION 2.11 and continuing over a period of more than six (6) months from the date hereof and exceeding $100,000 in value, or in excess of $8,000,000 in the aggregate;

     (e) Any Equipment Lease, or any other lease under which Seller is either lessor or lessee, involving in any one case $100,000 or more or in excess of $4,000,000 in the aggregate;

     (f) Contract or commitment for any capital expenditure involving in any one case $200,000 or more or in excess of $500,000 in the aggregate;

     (g) Master service agreements which (i) (a) are not a standard form contract used in the gas compression industry or (b) contain amendments to the indemnification provisions in standard form agreements used in the gas compression industry, and (ii) continue over a period of more than six (6) months from the date hereof and exceeding $100,000 in value, or in excess of $14,000,000 in the aggregate; or

     (h) Contract, commitment or arrangement with any other Seller or any Affiliate of any Seller.

Except as may be disclosed on SCHEDULE 2.11 of the Disclosure Schedule, each of the Contracts, commitments, arrangements, leases and other instruments, documents and undertakings listed on such Schedule or not required to be listed thereon because of the term or amount involved or otherwise, is valid and enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.
The Seller, and to Seller's knowledge, other parties thereto, are in material compliance with the provisions thereof. The Seller is not, and to Seller's knowledge, other parties thereto are not, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and, to Seller's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

     SECTION 2.12 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 2.12 of the Disclosure Schedule and except for such as would not in the aggregate have a Material Adverse Effect, to the knowledge of the Seller, no Seller is in default with respect to or in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any legal requirement of any Governmental Authority. The consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Seller. Seller has all

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Governmental Authorizations required to conduct the Business as now being conducted. All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. All such Governmental Authorizations are in full force and effect and there are no proceedings pending or threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

     SECTION 2.13 INSURANCE. SCHEDULE 2.13 of the Disclosure Schedule sets forth all material policies of property, fire and casualty, product liability, workers' compensation, liability and other forms of insurance owned or held by Seller. Such description identifies the issuer of each such policy, the amount of coverage available and outstanding under each such policy, and whether each such policy is a "claims made" or an "occurrence" policy. True and complete copies of such policies have been made available to the Purchasers for review.

     SECTION 2.14 TRADEMARKS. SCHEDULE 2.14 of the Disclosure Schedule sets forth a list of each trademark, trademark registration, trademark registration application and trade name which any Seller owns or uses which is material to the operation of the Business and with respect to which they are the licensor or licensee.

     SECTION 2.15 ENVIRONMENTAL MATTERS. In addition to the representations and warranties in SECTION 2.12 hereof, and not in limitation thereof, except as disclosed on SCHEDULE 2.15, (a) no releases of Hazardous Materials have occurred and no conditions have existed from November 9, 1993 until the date of this Agreement, or the Closing Date, as applicable, at or from any property currently or previously owned or leased by Seller during the period such property was owned or leased by Seller, which would require (i) release reporting to a Governmental Authority or remediation under applicable Environmental Law and (ii) result in a Material Adverse Effect; (b) there are no pending, or to the actual knowledge of Seller, threatened Environmental Claims against the Seller in connection with the Business including, without limitation, Environmental Claims brought pursuant to CERCLA or comparable state statutes with respect to the disposal, or arrangement for disposal or treatment (with a transporter or otherwise), of Hazardous Materials at sites or facilities owned by Seller or third-parties; and (c) to Seller's actual knowledge and during the period from November 9, 1993 through the date hereof, or the Closing Date, as applicable, there are and were no leaking underground storage tanks currently or previously owned or operated by Seller in connection with the Business located at any property currently or previously owned or operated by any Seller in connection with the Business which such leak occurred during the period such property was owned or leased by Seller.

     SECTION 2.16 EMPLOYEE SEVERANCE/CONTINUATION AGREEMENTS. SCHEDULE 2.16 of the Disclosure Schedule sets forth a complete list of all employees of the Business that are subject to any employment, retention and/or severance agreement under which any Seller is obligated. Seller has furnished Purchasers with the forms (sufficient for determining costs) of such agreements and of any other plans or arrangements under which any Seller is obligated to provide any retention compensation or severance benefits to any Zapata Employee.

     SECTION 2.17 COMPLETENESS OF DISCLOSURE. No representation or warranty by any Seller contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Purchasers pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

     SECTION 2.18 NO OTHER REPRESENTATIONS. The Seller is not making any representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement.


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                                 ARTICLE III.

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby makes, jointly and severally, to the Seller the representations and warranties set forth in this ARTICLE III.

     SECTION 3.1 ORGANIZATION AND AUTHORITY. Each Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Purchaser has full power and authority to execute and deliver this Agreement. Enterra directly owns all of the outstanding capital stock of Enterra Sub.

     SECTION 3.2 AUTHORITY RELATIVE TO AGREEMENT. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by the Board of Directors of each Purchaser and no further actions on the part of the Purchasers or Weatherford International Incorporated are necessary to the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Purchasers and is a valid, legally binding and enforceable obligation of the Purchasers, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

     SECTION 3.3 NO VIOLATION. Except for any filing and waiting period requirements under the HSR Act, no prior consent, approval or authorization of, or declaration, filing or registration with, any party, domestic or foreign (including, without limitation, Weatherford International Incorporated), is necessary in connection with the execution, delivery and performance of this Agreement by the Purchasers, the failure of which to obtain would have a material adverse effect on Purchasers. Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) violate any material Governmental Requirement applicable to the Purchasers, or (ii) conflict with or violate any provision of the Certificate of Incorporation, Bylaws or resolutions of the Boards of Directors of either Purchaser. There are no Proceedings pending or, to the Purchasers' knowledge, threatened against the Purchasers, at law or in equity or before or by any Governmental Authority which may result in liability to any Seller upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation.

     SECTION 3.4 FINANCING. The Purchasers will have on the Closing Date sufficient funds available to permit the Purchasers to pay the total Purchase Price.

     SECTION 3.5 INDEPENDENT INVESTIGATION. The Purchasers have been provided an opportunity to review all documents and information as they have deemed necessary or appropriate concerning the Business and such other matters as they have deemed necessary or appropriate in making their own financial, business and legal evaluations of the Business and the transactions contemplated hereby, and the Purchasers have independently and based on such documents, information and evaluations, as they have deemed appropriate, made their own independent appraisal and decision with respect to (i) the transactions contemplated hereby, and (ii) the properties, assets, business, financial value and condition of the Business and, except for the specific representations and warranties of Seller made in ARTICLE II hereof, Purchasers are acquiring the Assets "As Is".

     SECTION 3.6 COMPLETENESS OF DISCLOSURE. No representation or warranty by any Purchaser contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Seller pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

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     SECTION 3.7 WARN.  Based on the list of Continuing Employees which
Purchasers are to deliver to Seller pursuant to SECTION 11.1 hereof and on which Seller intends to rely in fulfilling its obligations under the WARN Act, the Seller's termination of the Zapata Employees who are not Continuing Employees in accordance with SECTION 11.1(b) will not violate, conflict with or breach the WARN Act or result in any liability to Seller or its Affiliates arising out of the WARN Act.

     SECTION 3.8 NO OTHER REPRESENTATIONS. The Purchasers are not making any representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement.

                                  ARTICLE IV.
                            CONVEYANCE TO PURCHASER

     SECTION 4.1 CONVEYANCE TO PURCHASER. Subject to the terms and conditions of this Agreement, the Seller will convey, transfer and deliver to Enterra Sub on the Closing Date all of the assets, properties and rights of, or used or held for use in connection with, the Business, its goodwill and the Business as a going concern (collectively, the "ASSETS"). The Assets to be conveyed, transferred and delivered shall include all those reflected on the May Balance Sheet with only such changes therein as shall have occurred between the Balance Sheet Date and the Closing Date in the ordinary course of business consistent with past practice. Without limitation of the foregoing provisions, the Assets shall include, without limitation, all real property, buildings, structures, leasehold rights and improvements, machinery, equipment, furniture, fixtures, supplies, vehicles, goodwill, cash, Inventories, accounts and notes receivable including STL Unit receivables and employee receivables (other than any such accounts receivable due from any Affiliate of Seller), contract rights and claims relating thereto, stock, securities, licenses and applications therefor, franchises, claims, deposits, all rights and interests in, to and under any patents, patent applications, trademarks, trademark registrations and applications therefor, copyrights, trade secrets, intellectual property, ideas and other know-how, shop rights, permits and other rights and privileges, all shares of capital stock of Energy Industries Financial Services, Inc., and all records, sales data, and customer and supplier lists of the Business or used or held for use in connection therewith. Notwithstanding anything in this SECTION 4.1 that may be construed to the contrary, the Assets shall not include accounts receivable due from any Affiliate of Seller, the corporate seal, certificate of incorporation or bylaws of any Seller, the partnership agreement or certificate of limited partnership of Zapata Partnership, minute books or other records having to do with the corporate or partnership organization of any Seller, or tax returns and schedules and work papers relating thereto; any rights to or under any insurance policies or any claims thereunder; intercompany receivables; books of accounts; the rights that will accrue to the Seller under this Agreement; any rights to Seller's claims for any Tax refunds; the tax records of any Seller; the name "Zapata" or any assets of any Seller not used or held for use in connection with the Business (collectively, the "EXCLUDED ASSETS"). Notwithstanding any other provisions in this Agreement which could be construed to the contrary, Seller is not selling, and Purchasers are not purchasing, any assets owned by Zapata Protein, Inc., Cimarron Gas Holding Company or their respective subsidiaries which are not used or held for use in the Business.

     SECTION 4.2  CONSIDERATION FOR ASSETS.

     (a) At the Closing, the Purchasers will purchase the Assets from the Seller, upon and subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Seller contained herein, and will pay the Seller, as consideration for the Assets, the sum of One Hundred and Thirty Million Dollars ($130,000,000) (the "PURCHASE PRICE"), increased or decreased by the amount of the net asset value adjustment as set forth in SECTION 4.5(a). The allocation of the Purchase Price (and the liabilities to be assumed by the Purchasers at the Closing pursuant to SECTION 4.2(b) hereof) among the Assets shall be agreed upon by the parties. Once the allocation has been determined, the Purchasers and the Seller shall jointly prepare IRS Form 8594 pursuant to Temporary Treasury Regulations Section 1.1060-1T to report the allocation of the Purchase Price. The Seller and the Purchasers each hereby covenant and agree that they will not take a position on any tax return before any Governmental Authority or in any Proceeding that is

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in any way inconsistent with such allocation and will cooperate with each other in good faith to resolve any disagreement or dispute that may arise between them with respect thereto.

     (b) As further consideration for the Assets, at the Closing, Enterra Sub will deliver to the Seller a written undertaking in accordance with
SECTION 4.4(b) hereof, whereby Enterra Sub will assume the following (collectively, the "ASSUMED LIABILITIES"):

          (i) all of Seller's liabilities and obligations of the Business on the May Balance Sheet which are also liabilities and obligations described in the example attached as EXHIBIT 2, but only if and to the extent that the same are accrued or reserved for on the May Balance Sheet and have not been paid or discharged prior to or at the Closing (all of which shall be included in the calculation of net asset value pursuant to SECTION 4.5);

          (ii) all of Seller's liabilities and obligations of the Business that have arisen in the ordinary course of the Business, consistent with past practice, between the Balance Sheet Date and the Closing Date that would be disclosed on a balance sheet prepared in accordance with GAAP and which are also liabilities and obligations of the type described in the example attached as EXHIBIT 2, but only if and to the extent that the same have not been paid or discharged prior to or at the Closing (all of which shall be included in the calculation of net asset value pursuant to SECTION 4.5);

          (iii) all liabilities and obligations of the Seller in respect of the Contracts, commitments and arrangements, which Contracts, commitments and arrangements are specifically identified in any list called for by paragraphs (b) through (g) of SECTION 2.11 as it may be supplemented or updated by Seller with Contracts, commitments and arrangements entered into in the ordinary course of business prior to the Closing Date consistent with SECTIONS 5.1 or 5.2, or are not required to be identified on any such list because of the term or amount involved or the descriptive limitations set forth in SECTION 2.11, except that the Purchasers shall not assume any:

                 (A) liabilities or obligations of the aforesaid character existing as of the Balance Sheet Date and which under GAAP are or should be accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the May Balance Sheet; or

                 (B) liabilities or obligations of the character described in paragraphs (b) through (g) of SECTION 2.11 existing at the date of this Agreement, except for those items which are specifically identified on SCHEDULE 2.11(b) through SCHEDULE 2.11(g) as they may be supplemented or updated by Seller with Contracts, commitments or arrangements entered into in the ordinary course of business prior to the Closing Date, consistent with SECTIONS 5.1 and 5.2; or

                 (C) liabilities or obligations arising out of any breach by any Seller of any item of the character referred to in this
          SECTION 4.2(b)(iii), including, without limitation, liabilities or obligations arising out of any Seller's failure to perform any Contract, commitment or arrangement in accordance with its terms prior to the Closing; or

               (D) any liabilities or obligations arising out of Seller's credit facility with Texas Commerce Bank; and

          (iv) liabilities and obligations of the Seller in respect of warranty claims by customers relating to the Business;

     In determining the liabilities and obligations of the Business to be assumed by Enterra Sub pursuant to SECTION 4.2(b)(i) and (ii) hereof, to the extent that there is a conflict between the methodology set forth in the example attached as EXHIBIT 2 and GAAP, then the methodology set forth in the example attached as EXHIBIT 2 shall control.

     (c) Other than the Assumed Liabilities, the Purchasers shall not assume or be responsible for any liability of any Seller (collectively, the "EXCLUDED LIABILITIES"). (The parties acknowledge that it is possible that the Purchasers may, in the operation of the Business after the Closing Date, incur liability which may result in a Loss, other than as a result of contractual assumption of liability, and that such Loss, if any, shall be governed in accordance with the terms and provisions of ARTICLE X). The obligations of the Purchasers under SECTION 4.2(b) are subject to whatever rights the Purchasers may have under this Agreement for a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement. In addition to the foregoing, in no event shall the Purchasers assume or incur any liability or obligation under SECTION 4.2(b) or otherwise (i) in respect of any Tax payable with respect to the sales, assets or income of the Seller, (ii) based upon Seller's employment of persons at any time except for the reimbursement arrangement set forth in
SECTION 11.1(b), or (iii) with respect to each item included as a liability in the Net Asset Value calculation provided for in SECTION 4.5, any liability in excess of the amount relating to such item included in such calculation (and which is not otherwise superseded by SECTION 12.2).

     (d) The Purchasers shall pay all sales, use, documentary and transfer Taxes, if any, due as a result of the sale of the Assets and other transactions undertaken pursuant to this Agreement.

     SECTION 4.3 CLOSING. The closing of the purchase and sale (the "CLOSING") provided for in this Agreement shall take place at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Texas Commerce Tower, Houston, Texas 77002 at 10:00 a.m. on the date which is the later of forty-five (45) days after the date hereof or five (5) days following satisfaction or waiver of all conditions set forth in SECTIONS 7.1(a) AND (c) and 7.2(d). Subject to the provisions of ARTICLE VIII hereof, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this SECTION 4.3 shall not result in the termination of this Agreement and shall not relieve any parties to this Agreement of any obligation hereunder. For purposes of this Agreement, the date on which the Closing occurs is the "CLOSING DATE".

     SECTION 4.4  CLOSING DELIVERIES.

     (a) At the Closing, the Seller shall deliver to the Purchasers such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance, transfer and assignment, in form and substance reasonably satisfactory to counsel for the Purchasers, as shall be effective to vest in the Enterra Sub good and indefeasible title to the Assets, subject only to Permitted Liens; deliver to Enterra Sub all of the Assets, including, without limitation, leases, contracts and commitments, books and records and other data relating to the Business and deliver to the Purchasers such other documents as may be required by this Agreement.

     (b) At the Closing, the Purchasers shall cause to be transferred to the Seller in immediately available funds the Purchase Price, increased or decreased, as the case may be, based on Zapata's calculation of Net Asset Value on the date of the most recently delivered balance sheet in Seller's Financial Statements to the extent that such Net Asset Value is greater than, or less than, as the case may be, One Hundred Six Million, Six Hundred Twenty-Three Thousand, Nine Hundred and Sixty-Eight Dollars ($106,623,968) ("INTERIM NET ASSET VALUE ADJUSTMENT"), subject to adjustment pursuant to the Footnote to EXHIBIT 2 and also pursuant to SECTION 4.5. Zapata's calculation shall utilize the same methods and criteria employed by Zapata in connection with the preparation of the May Balance Sheet and the example set forth in
EXHIBIT 2, to the extent such methods and criteria are consistent with GAAP. In making such calculation, to the extent that there is a conflict between the methodology set forth in the example attached as EXHIBIT 2 and GAAP, then the methodology set forth in the example attached as EXHIBIT 2 shall control. At the Closing, the Purchasers shall also deliver to the Seller such instruments, in form and substance reasonably satisfactory to counsel for the Seller, as shall be necessary for Enterra Sub to assume the Assumed Liabilities; and deliver to the Seller such other documents as may be required by this Agreement.

     SECTION 4.5  NET ASSET VALUE ADJUSTMENT.

     (a)  As soon as reasonably practical following (but not more than ninety
(90) days after) the Closing Date, Enterra shall prepare and deliver to Zapata a statement of Assets and Assumed Liabilities as of the Closing Date (the "STATEMENT OF NET ASSETS"). The Statement of Net Assets shall be prepared using the same methods and criteria employed by the Seller in connection with the preparation of the May Balance Sheet and the example set forth in EXHIBIT 2, to the extent such methods and criteria are consistent with GAAP. In making such calculation, to the extent that there is a conflict between the methodology set forth in the example attached as EXHIBIT 2 and GAAP, then the methodology set forth in the example attached as EXHIBIT 2 shall control. All expenses incurred in connection with the preparation of the Statement of Net Assets shall be the responsibility of the Purchasers.
The Statement of Net Assets shall be accompanied by Enterra's calculation based thereon of the amount by which the Assets exceed the Assumed
Liabilities (the amount of such excess, the "NET ASSET VALUE", and Purchasers' calculation thereof, "PURCHASERS' CALCULATION OF NET ASSET
VALUE"). Zapata shall have the opportunity, but not the obligation, to participate in Enterra's preparation of the Purchasers' Calculation of Net Asset Value. Within ten (10) days following the delivery of the Purchasers' Calculation of Net Asset Value, Zapata shall notify Enterra whether it agrees or disagrees with the determination of the Purchasers' Calculation of Net
Asset Value, and, if Zapata disagrees, Enterra and Zapata shall, on a good faith basis, seek to reconcile their disagreement regarding the Purchasers' Calculation of Net Asset Value and Zapata's calculation of Net Asset Value ("ZAPATA'S CALCULATION OF NET ASSET VALUE"). The calculation of Net Asset
Value agreed upon by the Purchasers and Zapata shall be referred to herein as the "AGREED UPON NET ASSET VALUE". Zapata and Enterra shall each have access to the other party's books, records and other information and documents supporting such other party's calculation of Net Asset Value.

     (b) If, after the review set forth in SECTION 4.5(a), Enterra and Zapata reconcile Zapata's Calculation of Net Asset Value with the Purchasers' Calculation of Net Asset Value, then within three (3) business days, as the case may be: (i) the Seller shall pay the Purchasers by wire transfer of immediately available funds the amount by which the Interim Net Asset Value Adjustment exceeds the Agreed Upon Net Asset Value, or (ii) the Purchasers shall pay to the Seller by wire transfer of immediately available funds the amount by which the Agreed Upon Net Asset Value exceeds the Interim Net Asset Value Adjustment. Any such amounts paid pursuant to this SECTION 4.5(b) shall be considered an increase or decrease, as the case may be, to the Purchase Price.

     (c) If, after the review set forth in SECTION 4.5(a), Enterra and Zapata are unable to reconcile Zapata's Calculation of Net Asset Value with the Purchasers' Calculation of Net Asset Value, as soon as practical, and in any event within ten (10) days, the calculation of Net Asset Value and the balance owing to the Purchasers or the Seller hereunder, as the case may be, shall be determined jointly by Coopers & Lybrand, L.L.P., Houston, Texas and another independent, Big Six accounting firm to be named by Enterra. The Net Asset Value as determined jointly by such accounting firms shall be referred to herein as the "ACCOUNTANTS' CALCULATION OF NET ASSET VALUE". In making such determination, to the extent that there is a conflict between the methodology set forth in the example attached as EXHIBIT 2 and GAAP, then the methodology set forth in the example attached as EXHIBIT 2 shall control. If Coopers & Lybrand, L.L.P. and such accounting firm named by Enterra shall not be able to agree on the Net Asset Value and the balance owing to the Purchasers or the Seller hereunder, as the case may be, within thirty (30) days, then such accounting firms shall select a third nationally recognized accounting firm which shall determine the Net Asset Value and the balance owing to the Purchasers or the Seller hereunder, as the case may be, and the determination of such third accounting firm shall be final and binding on the parties hereto. The fees and expenses of such accounting firms shall be borne equally by Zapata and Enterra. The parties hereto agree to cooperate fully with such accounting firms and furnish such firms with such information as they may require to make such determination.

     (d) After the determination of the Net Asset Value and the balance owing to the Purchasers or the Seller hereunder, as the case may be, by the accounting firm or firms provided for in SECTION 4.5(c), within three (3) days after such determination: (i) the Seller shall pay to the Purchasers by wire transfer of immediately available funds the amount by which the Interim Net Asset Value Adjustment exceeds the Accountants' Calculation of Net Asset Value, or (ii) the Purchasers shall pay to the Seller by wire transfer of immediately available funds the amount by which the Accountants' Calculation of Net Asset Value exceeds the Interim Asset Value Adjustment. Any such excess amounts paid pursuant to this SECTION 4.5(d) shall be considered an increase or decrease, as the case may be, to the Purchase Price.

     (e) Nothing in this SECTION 4.5 shall preclude any party from exercising, or shall adversely affect any right or remedy available to it hereunder or limit in any respect the exercise of, any right or remedy available to it hereunder for misrepresentation or breach of warranty hereunder, but neither the Purchasers nor any Seller shall have the right to dispute the Net Asset Value or any element of the calculation thereof once it has been finally determined in accordance with SECTION 4.5(a) or (c) hereof.

     (f) An example of the calculations referred to in this SECTION 4.5 is attached hereto on EXHIBIT 2.

     SECTION 4.6 ASSETS OF AFFILIATES. To the extent any assets, properties or rights (other than the Excluded Assets), wherever located, used or held for use in connection with the Business, are owned, including, without limitation, assets, properties and rights (a) previously used or held for use in connection with the Business and (b) still owned by any Affiliate of any Seller, they are included within the term "ASSETS", such Affiliate is deemed to be included within the term "SELLER", and the Seller shall cause each such Affiliate, at the Closing, to convey such Assets to Enterra Sub, or to a Seller for conveyance to Enterra Sub, in accordance with the provisions hereof.

     SECTION 4.7 ASSIGNED CONTRACTS. To the extent that any Seller's rights under any Contract included in the Assets, or under any other Asset to be assigned to Enterra Sub hereunder, may not be assigned without the consent of another person which has not been obtained by a Seller prior to the Closing, neither this Agreement nor any instruments of transfer shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Enterra Sub's rights under the instrument in question so that Enterra Sub would not in effect acquire the benefit of all such rights, then the Seller, to the maximum extent permitted by law and the instrument, shall act as Enterra Sub's agent in order to obtain for Enterra Sub the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument, with Enterra Sub in any other reasonable arrangement designed to provide such benefits to Enterra Sub (including, without limitation, by entering into an equivalent arrangement).

                                  ARTICLE V.
                   OBLIGATIONS OF THE SELLER PENDING CLOSING

     During the period commencing on the date of this Agreement through the Closing Date, the Seller hereby covenants and agrees to comply with the covenants and agreements contained in this ARTICLE V, to wit:

     SECTION 5.1 AFFIRMATIVE COVENANTS OF THE SELLER. Prior to the Closing Date, each Seller shall except as specifically contemplated by this Agreement:

     (a) operate and conduct the Business only in the ordinary course, consistent with past practice, including, without limitation, the continuation of existing insurance coverages;

     (b) preserve intact Zapata Sub's and Zapata Partnership's existence, business organization, Business, Assets and Governmental Authorizations;

     (c) promptly notify the Purchasers upon obtaining knowledge of any material default or event of default under any of the Contracts and promptly notify and provide copies to the Purchasers of any material written communications concerning such default; and

     (d) comply with all material Governmental Requirements applicable to Seller and the conduct of the Business except where the failure to do so would not have a Material Adverse Effect.

     SECTION 5.2 NEGATIVE COVENANTS OF ZAPATA SUB AND ZAPATA PARTNERSHIP. Except with the prior written consent of the Purchasers or as otherwise specifically permitted by this Agreement, Zapata Sub and Zapata Partnership shall not, from the date of this Agreement to the Closing Date:

     (a) make any amendment to its, as applicable, Certificate of Incorporation, Bylaws, certificate of limited partnership or partnership agreement;

     (b) make any change in accounting methods except as may be required by applicable law or GAAP and after written notice to the Purchasers;

     (c) contract to create any obligation or Liability except in the ordinary course of the Business, consistent with past practice;

     (d) contract to create any mortgage, pledge, lien, security interest or encumbrance, restriction, or charge of any kind (other than Permitted Liens);

     (e) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of the Business, consistent with past practice;

     (f) sell any real estate owned as of the date of this Agreement or acquired thereafter except for fair market value in the ordinary course of the Business, consistent with past practice;

     (g) except in the ordinary course of the Business, consistent with past practice, or as agreed by Purchasers and Seller, grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer, employee, or other person or adopt, amend or terminate any benefit plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (h) acquire the capital stock or other equity securities or interest of any person;

     (i) make any capital expenditure or a series of expenditures of a similar nature in excess of $500,000 in the aggregate;

     (j) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any Contract or commitment, other than in the ordinary course of the Business, consistent with past practice;

     (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of Zapata Sub and Zapata Partnership; or

     (l) agree to do any of the things described in clauses (a) through (k) of this SECTION 5.2.

     SECTION 5.3 NEGATIVE COVENANT OF ZAPATA. Except with the prior written consent of the Purchasers, Zapata shall not, from the date of this Agreement to the Closing Date, adopt a plan of complete liquidation or dissolution.

                                  ARTICLE VI.
                             ADDITIONAL AGREEMENTS

     SECTION 6.1 ACCESS TO, AND INFORMATION CONCERNING, PROPERTIES AND RECORDS. During the pendency of the transactions contemplated hereby, the Seller shall give the Purchasers, their legal counsel, accountants and other representatives full access during normal business hours, throughout the period prior to the Closing Date, to all of the assets of the Business, including, without limitation, the books, Contracts, properties, premises, permits, licenses, Governmental Authorizations and records, and shall permit the Purchasers and their representatives to make such inspections (including, without limitation, with regard to such properties, physical inspection of the surface and subsurface thereof which is not materially intrusive) and to have discussions with material suppliers and customers of Seller as the Purchasers and such representatives may require and furnish to the Purchasers and their representatives during such period all such information concerning Seller and its affairs as they may reasonably request. With regard to physical inspection or testing, Purchasers shall restore such properties, to the extent reasonable and customary under the circumstances, to substantially their original condition. Purchasers shall be responsible for any Loss (other than consequences of complying with applicable Governmental Requirements) resulting directly from Purchasers' entry or conduct of such testing. Purchasers shall be responsible for disposal of any waste or materials generated during such investigation in accordance with any applicable Governmental Requirements. Upon Seller's request, Purchasers shall provide Seller a copy of any such written test methodologies or results which relate to the Assets. Purchasers shall maintain the confidentiality of such test results in accordance with SECTION 6.4. The Purchasers agree that all discussions and communications with suppliers and customers of the Seller will be with the consent and cooperation of the Seller.

     SECTION 6.2 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, the Purchasers and the Seller agree to use their good faith, reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement, including, without limitation, making the required filings under the HSR Act and seeking the early termination or expiration of the waiting period thereunder. Purchasers agree to pay the filing fee in connection with the HSR Act filings.

     SECTION 6.3 PUBLIC ANNOUNCEMENT. Except as determined under applicable law by counsel to the Seller or the Purchasers, the timing and content of any announcements, press releases or other public statements concerning the matters contained herein will occur upon, and be determined by, the mutual consent of the Seller and the Purchasers.

     SECTION 6.4 CONFIDENTIALITY. Without the express written consent of all of the parties hereto, each of the parties hereto agrees to maintain in confidence and not disclose to any other person the terms of the transactions contemplated herein or the information delivered in connection with the Purchasers' due diligence investigation, other than disclosures required to obtain the approvals for the transactions contemplated hereby, disclosures to those professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law or judicial, regulatory or administrative proceeding. In the event that any Purchaser or any Seller is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with the transactions contemplated hereby, such party agrees to provide the other parties hereto prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first party's compliance with the terms of this
SECTION 6.4.

     SECTION 6.5 CERTAIN POST-CLOSING ASSISTANCE BY PURCHASERS. Purchasers agree to cause the appropriate personnel to assist Seller in the prosecution or defense of any claims and litigation (including counterclaims filed by Seller) for which Seller has indemnified Purchasers hereunder. Such services shall be rendered by Purchasers to Seller at no cost and expense to Seller except that Seller shall reimburse Purchasers for any reasonable out-of-pocket travel and similar expenses incurred by the personnel of Purchasers in performing these functions.

     SECTION 6.6 ZAPATA NAME. Purchasers acknowledge and agree that no rights of any kind whatsoever in the name "Zapata" are being granted or transferred in connection with this Agreement. At all times after the Closing Date, Purchasers shall refrain from using the word "Zapata" or any word or expression similar thereto in the name under which Purchasers do business or in any corporate name, trademark, service mark or other name or mark used in connection with their business. As promptly as practicable after the Closing Date, but in any event within thirty (30) days after the Closing Date, the name "Zapata" shall be removed by Purchasers from all of the Assets, including any stationery, business cards, forms or other documents.

     SECTION 6.7 COMPLIANCE WITH BULK SALES LAWS. The Purchasers and the Seller hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     SECTION 6.8 STOCKHOLDER MEETING. Zapata shall call and hold a meeting of its stockholders to be held as soon as is practicable for the purpose of voting on the transactions contemplated hereunder. Zapata's Board of Directors shall recommend to its stockholders approval of the transactions contemplated hereunder and shall take all such actions as may be reasonably required to obtain such approvals as promptly as practicable, including, without limitation, the solicitation of proxies.

                                 ARTICLE VII.
                             CONDITIONS TO CLOSING

     SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The obligations of each party to close the transactions contemplated hereby are subject to the reasonable satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) The receipt of regulatory approvals and the expiration of any applicable waiting period with respect thereto;

     (b) The Closing will not violate any injunction, order or decree of any court or Governmental Authority having competent jurisdiction; and

     (c) Approval of the transactions contemplated hereunder by the stockholders of Zapata.

     SECTION 7.2 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS TO CLOSE. The obligations of the Purchasers to close the transactions contemplated herein are subject to the reasonable satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) Subject to SECTION 7.4, all representations and warranties of the Seller contained herein shall be true and correct in all material respects (except to the extent qualified by a materiality standard, in which case such representations and warranties shall be true and correct) as of the date hereof and at and as of the Closing (except that Purchaser's satisfaction with its review of any update by Seller to SCHEDULE 2.8 shall also be a condition to closing), with the same force and effect as though made on and as of the Closing;

     (b) The Seller shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by the Seller prior to the Closing Date;

     (c) The Seller shall have executed and delivered to the Purchasers proper instruments for the transfer of the Assets in form and substance reasonably satisfactory to Purchasers and their counsel in accordance with
SECTION 4.4 hereof;

     (d) The Seller shall have furnished the Purchasers with evidence of consents as shall be required to enable the Purchasers to continue to enjoy the benefit of any material Governmental Authorization, lease, license, permit, Environmental Permit, Contract or other agreement or instrument to or of which any Seller is a party or a beneficiary as it relates to the Business, including, without limitation, consents to assignment of the agreements listed on EXHIBIT 3;

     (e) The Purchasers shall have received certificates dated as of the Closing Date executed by the President or Vice President of each Seller certifying to the effect described in SECTIONS 7.2(a) and 7.2(b):

     (f) The Purchasers shall have received the written opinion dated the Closing Date of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel for the Seller, in form and substance reasonably satisfactory to the Purchasers and their counsel.

     SECTION 7.3 CONDITIONS TO THE OBLIGATIONS OF THE SELLER TO CLOSE. The obligations of the Seller to close the transactions contemplated herein are subject to the reasonable satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) All representations and warranties of Purchasers contained herein shall be true and correct in all material respects (except to the extent qualified by a materiality standard, in which case such representations and warranties shall be true and correct) as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) The Purchasers shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by Purchasers prior to the Closing Date;

     (c) The Seller shall have received certificates dated as of the Closing Date, executed by an appropriate officer of each Purchaser certifying to the effect described in SECTIONS 7.3(a) and 7.3(b);

     (d)  The Seller shall have received the Purchase Price;

     (e) Enterra Sub shall have executed and delivered to the Seller proper instruments for the assumption of the Assumed Liabilities, in each case, in form and substance reasonably satisfactory to Seller and its counsel in accordance with SECTION 4.4 hereto; and

     (f) The Seller shall have received the written opinion dated the Closing Date of Morgan, Lewis & Bockius, counsel for the Purchasers, in form and substance reasonably satisfactory to Seller and its counsel.

     SECTION 7.4 AMENDMENTS TO DISCLOSURE SCHEDULE. In addition to changes, amendments or supplements to the Disclosure Schedule as permitted by the first paragraph of Article II, Seller may amend the Disclosure Schedule to include an item or items which should have been included on the date of this Agreement but which was inadvertently omitted. In such case, the Disclosure Schedule will be deemed corrected as of the date of this Agreement; provided however, that such amendment made by Seller shall not be taken into account in connection with determining fulfillment of Purchaser's condition to closing set forth in Section 7.2(a) hereof which provides that all representations of the Seller shall be true and correct in all material respects on the date of this Agreement (subject to the exception set forth therein).

                                 ARTICLE VIII.
                        TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

     (a)  By mutual written consent of Enterra and Zapata;

     (b)  By Enterra, if any of the conditions to Closing contained in
SECTION 7.1 or 7.2 shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived in writing by Enterra.

     (c)   By Zapata, if any of the conditions to Closing contained in
SECTION 7.1 or 7.3 shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived in writing by Zapata.

     (d) By Enterra or Zapata, if the Closing Date shall not have occurred on or before 5:00 p.m., Houston time, on December 20, 1995 or such later date agreed to in writing by Enterra and Zapata; and

     (e) By Enterra or Zapata, if any court of competent jurisdiction in the United States of America or other federal or state governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions herein contemplated and such order, decree, ruling or other action shall have been final and nonappealable.

     SECTION 8.2 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

     (a) If this Agreement is terminated by either Enterra or Zapata as permitted under SECTION 8. l(a) or (e) hereof and not as the result of the failure of any party to perform its obligations hereunder, such termination shall be without liability to any party to this Agreement or any stockholder, partner, director, officer, employee, agent or representative of such party.

     (b) If this Agreement is terminated as a result of the failure of Purchasers to perform their obligations hereunder, Purchasers shall be fully liable for any and all damages (other than special, consequential or punitive damages) sustained or incurred by Seller.

     (c) If this Agreement is terminated as a result of the failure of Seller to perform its obligations hereunder, Seller shall be fully liable for any and all damages (other than special, consequential or punitive damages) sustained or incurred by Purchasers.

     (d)  Seller and Purchasers agree that the provisions of SECTIONS 6.4 and
12.3 shall survive any termination of this Agreement. In the event of such termination, each party promptly will destroy or, if requested, redeliver to the other party all documents, work papers and other materials furnished by such party relating to the transactions contemplated hereby (including all copies made thereof). All confidential information received by any party, or any employee, agent or representative of any party, concerning the other party shall continue to be treated in accordance with the confidentiality obligations set forth in SECTION 6.4.

     SECTION 8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all the parties.

     SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Closing Date, Purchasers or Seller may (i) extend the time for the performance of any of the obligations or other acts of the non-extending party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the non-waiving party, or (iii) waive compliance with any of the agreements or conditions contained herein by the non-waiving party. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     SECTION 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree that their respective representations and warranties contained in this Agreement shall survive for a period of one year after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties set forth in SECTIONS 2.1, 2.2, 2.9, 3.1 and 3.2 hereof shall survive the Closing Date without limitation, (b) the representations and warranties set forth in SECTION 2.15 hereof shall survive for a period of five (5) years after the Closing Date, and (c) any representation or warranty as to which a claim (including, without limitation, a contingent claim) has been asserted in writing by a party and delivered to the other party during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.

                                  ARTICLE X.
                                INDEMNIFICATION

     SECTION 10.1 INDEMNIFICATION BY THE SELLER. Subject to the limitations described in SECTION 10.5, each Seller, jointly and severally, unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Purchasers, and each of the Purchasers' Subsidiaries, stockholders, partners, Affiliates, officers, directors, employees, agents, successors, assigns, heirs and legal and personal representatives (the Purchasers and all such persons or other entities are collectively referred to as the "PURCHASERS' INDEMNIFIED PERSONS"), from and against, and shall reimburse the Purchasers' Indemnified Persons for, each Loss paid, imposed on or incurred by the Purchasers' Indemnified Persons:

     (a) resulting from any inaccuracy in any representations or warranties of any Seller under this Agreement, or any certificate delivered or to be delivered by any Seller pursuant hereto,

     (b) to the extent caused by any breach of any covenant or agreement in this Agreement by any Seller,

     (c)  which is an Excluded Liability,

     (d) to the extent caused by any violation of any bulk sales law or other similar state laws designed to protect the rights of creditors in sales of substantially all assets in any applicable jurisdiction in respect of the transactions contemplated by this Agreement,

     (e) with the exception of those matters governed by SECTION 10.1(f) hereof, because of, resulting from or arising out of the business, operations or assets of the Seller prior to the Closing Date but excluding any Assumed Liabilities, or

     (f) to the extent caused by an Environmental Claim, or any Liability which otherwise relates to, or involves a Liability that arises out of or is based upon, any Environmental Law to the extent that such

Environmental Claim or Liability is caused by any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date, subject to reduction, if any, to the extent the liability has been exacerbated by Purchaser after the Closing Date or Purchaser has failed to use reasonable efforts to mitigate such liability after the Closing Date if Purchaser actually knew of such liability; provided, however, no indemnity or reimbursement shall be provided by Seller for any Liability for which an Environmental Claim has not been made unless any proposed cost or expenditure is approved in writing by Seller, which approval will not be withheld unreasonably and; provided further, however, except to the extent that no flexibility exists with regard to ordered compliance with Environmental Laws, no indemnity may be sought for costs associated with an Environmental Claim or Liability that exceeds the minimum standard necessary to attain compliance with Environmental Laws. Purchaser shall at all times have the right to self report to Governmental Authorities any condition it believes constitutes a Liability under Environmental Laws. For the purpose of this SECTION 10.1(f), written agreement by Governmental Authorities of clean-up responsibility, or approval by Governmental Authorities of a clean-up plan, shall constitute an Environmental Claim. Any proposed plan to address compliance with Environmental Laws shall be developed jointly between Purchasers and Seller, and must be presented to Seller prior to any implementation; and

any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other Losses (including, without limitation, disbursements and expenses of attorneys) incident to any of the foregoing or to the enforcement of this SECTION 10.1.

With respect to matters not involving Proceedings commenced or threatened by third parties, within five (5) days after notification from the Purchasers' Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchasers' Indemnified Persons to indemnity hereunder, the Seller, at no cost or expense to the Purchasers' Indemnified Persons, shall acknowledge, if Seller agrees to so indemnify, to the Purchasers' Indemnified Persons its obligations to indemnify under this
SECTION 10.1 and shall diligently commence resolution of such matters in a manner reasonably acceptable to the Purchasers' Indemnified Persons and shall diligently and timely prosecute such resolution to completion; provided, however, with respect to those claims that may be satisfied by payment of a liquidated sum of money, the Seller may, in its sole discretion, but shall not be required to, promptly pay the amount so claimed to the extent supported by reasonable documentation and so long as any settlement includes a complete release of all Purchasers' Indemnified Persons. If litigation or any other Proceeding is commenced or threatened, the provisions of SECTION 10.3 shall control.

     SECTION 10.2 INDEMNIFICATION BY THE PURCHASERS. Subject to the limitations described in SECTION 10.6, each Purchaser, jointly and severally, unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Seller and each of Seller's Subsidiaries, stockholders, partners, Affiliates, officers, directors, employees, agents, successors, assigns, heirs and legal and personal representatives (the Seller and all such persons or other entities are collectively referred to as the "SELLER'S INDEMNIFIED PERSONS") from and against, and shall reimburse the Seller's Indemnified Persons for, each Loss paid, imposed on or incurred by the Seller's Indemnified Persons:

     (a) resulting from any inaccuracy in any representations or warranties of the Purchasers under this Agreement, or any certificate delivered or to be delivered by the Purchasers pursuant hereto,

     (b) to the extent caused by any breach of any covenant or agreement in this Agreement by the Purchasers,

     (c)  which is an Assumed Liability, or

     (d) because of, resulting from or arising out of the operation of the Business after the Closing Date, and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other Losses (including without limitation disbursements and expenses of attorneys) incident to any of the foregoing or to the enforcement of this SECTION 10.2.

With respect to matters not involving Proceedings commenced or threatened by third parties, within five (5) days after notification from the Seller's Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Seller's Indemnified Persons to indemnity hereunder, the Purchasers or Enterra (as the case may be), at no cost or expense to the Seller's Indemnified Persons, shall acknowledge, if Purchasers agree to so indemnify, to the Seller's Indemnified Persons their obligations to indemnify under this SECTION 10.2 and shall diligently commence resolution of such matters in a manner reasonably acceptable to the Seller's Indemnified Persons and shall diligently and timely prosecute such resolution to completion; provided, however, with respect to those claims that may be satisfied by payment of a liquidated sum of money, the Purchasers or Enterra (as the case may be) may promptly pay the amount so claimed to the extent supported by reasonable documentation and so long as any settlement includes a complete release of all Seller's Indemnified Persons. If litigation or any other Proceeding is commenced or threatened, the provisions of SECTION 10.3 shall control.

     SECTION 10.3 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. If any Proceeding shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "INDEMNIFIED PERSON") in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the "INDEMNIFYING PERSON"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses. Actual or threatened action by a Governmental Authority or other entity is not a condition or prerequisite to the Indemnifying Person's obligations under this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its rights under this Article. In the event that the Indemnifying Person, within ten (10) business days after notice of any such Proceeding, fails to acknowledge its obligation to indemnify hereunder and to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding. As a condition to asserting any rights under this Article, each of the Purchasers' Indemnified Persons must appoint Enterra, and each of the Seller's Indemnified Persons must appoint Zapata, as their sole agents for all matters relating to any claim under this Article. Subject to compliance with the time limitations set forth in SECTION 9.1 hereof, the Indemnified Person's failure to give prompt written notice to the Indemnifying Person of any actual, threatened or possible demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Person of any liability which the Indemnifying Person may have to the Indemnified Person unless the failure to give such notice materially and adversely prejudiced the Indemnifying Person.

     SECTION 10.4 LIMITATIONS.

     (a) An Indemnifying Person shall have no liability under SECTION 10.1(a) or 10.2(a) unless notice of a claim for indemnity, or notice of facts as to which an indemnifiable Loss is expected to be incurred, shall have been given within the periods specified in SECTION 9.1.

     (b) In calculating the amount of any Loss for which any Indemnifying Person is liable under this ARTICLE X, there shall be taken into consideration the value of any federal or state income tax effects on the Indemnified Person that result from the circumstances to which the Loss related or from which the Loss arose as well as any payments made by any Indemnifying Person.

     SECTION 10.5 LIMITATION OF SELLER'S LIABILITY.

     (a) Notwithstanding anything to the contrary contained in SECTION 10.1, after the Closing, the aggregate liability of the Seller for any Loss, individually or in the aggregate with all other Losses covered by this Agreement, for which indemnification is required by Seller on behalf of Purchasers' Indemnified Persons pursuant to SECTION 10.1, shall be limited to
(i) the aggregate amount of the Excluded Liabilities (which may be used to satisfy only the Excluded Liabilities) and (ii) $4,000,000 (for all other matters, exclusive of a termination described in SECTION 8.2(c), for which liability shall be unlimited). The matters referred to in the immediately prior parenthetical shall include, without limitation, all matters described in SECTION 10.1(a), (b), (d), (e) and (f) and the qualifier set forth immediately after SECTION 10.1(f).

     (b) The Purchasers' Indemnified Persons are entitled to indemnification pursuant to SECTION 10.l only to the extent that the amount of any Loss, individually or in the aggregate with all other Losses covered by this Agreement, exceeds $250,000 and is not an Assumed Liability and in such event the Purchasers' Indemnified Persons shall be entitled, subject to SECTION 10.5(a) hereof, to recover the full amount of such Loss in excess of $250,000. Such $250,000 limitation shall not apply, however, to (i) a Net Asset Value adjustment payment pursuant to SECTION 4.5, or (ii) Seller's obligations pursuant to SECTION 12.2.

     SECTION 10.6 LIMITATION OF PURCHASERS' LIABILITY.

     (a) Notwithstanding anything to the contrary contained in SECTION 10.2, after the Closing, the aggregate liability of the Purchasers for any Loss, individually or in the aggregate with all other Losses covered by this Agreement, for which indemnification is required by Purchasers on behalf of Seller's Indemnified Persons pursuant to SECTION 10.2, shall be limited to
(i) the aggregate amount of the Assumed Liabilities (which may be used to satisfy only the Assumed Liabilities) and (ii) $4,000,000 (for all other matters, exclusive of a termination described in SECTION 8.2(b), for which liability shall be unlimited).

     (b) The Seller's Indemnified Persons are entitled to indemnification pursuant to SECTION 10.2 only to the extent that the amount of any Loss, individually or in the aggregate with all other Losses covered by this Agreement, exceeds $250,000 and is not an Excluded Liability, and in such event the Seller's Indemnified Persons shall be entitled, subject to SECTION 10.6(a) hereof, to recover the full amount of such Loss in excess of $250,000. Such $250,000 limitation shall not apply, however, to (i) a reimbursement obligation of a Purchaser pursuant to SECTION 11.1(b) hereof,
(ii) a Loss resulting from a breach by a Purchaser of SECTION 3.7 hereof,
(iii) a Loss resulting from Purchasers' reimbursement obligation set forth in
SECTION 12.15, (iv) the Net Asset Value adjustment payment pursuant to
SECTION 4.5; or (v) Purchasers' obligations pursuant to SECTION 12.2.

     SECTION 10.7 LIMITATION ON CLAIMS. No party to this Agreement shall make a claim against another party to this Agreement except pursuant to, and subject to the limitations contained in, this ARTICLE X.

     SECTION 10.8 INCONSISTENT PROVISIONS. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.

                                  ARTICLE XI.
                              EMPLOYMENT MATTERS

     SECTION 11.1 EMPLOYMENT.

     (a) The full-time and part-time employees of the Business, whether currently employed, or employed between the date hereof and the Closing Date, are collectively referred to as the "ZAPATA EMPLOYEES". As soon as reasonably practicable after the date of this Agreement, Purchasers shall furnish Seller with a list of the names of each of the Zapata Employees to whom Purchasers reasonably expect to extend offers of employment on the Closing Date ("Continuing Employees").

     (b) Any Zapata Employee who is not a Continuing Employee, as determined according to the list provided by Purchasers to Seller under SECTION 11.1(a), shall be terminated by Seller prior to the Closing Date. Notwithstanding anything to the contrary in SECTION 11.1(a), prior to the Closing Date, Seller shall provide Zapata Employees who are not Continuing Employees and who are identified in SECTION 11.1(a), with severance benefits under the Seller's Severance Plan attached hereto as EXHIBIT 4; provided, however, that if the aggregate amount of such severance payments referred to in this sentence (taking into account only those Zapata Employees whose employment is terminated by Zapata as required by this Agreement) exceeds Fifty Thousand Dollars ($50,000), Purchasers shall promptly reimburse Seller for the amount of such excess. With respect to any Zapata Employee, however, in no event shall Purchasers be required to reimburse Seller for severance payments in excess of those required by the terms of the Seller's Severance Plan.

     SECTION 11.2 PURCHASERS' RESPONSIBILITY FOR ZAPATA EMPLOYEES' RETIREMENT AND OTHER BENEFITS.

     (a) Purchasers will cause to be provided pension, medical, 401k plan and other benefits to all Continuing Employees from and after the Closing Date to the same extent provided to similarly situated employees of Purchasers.

     (b) Seller will retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Zapata Employee with respect to claims incurred by such employees or their covered dependents under any benefit plan and subject to the terms thereof prior to the Closing Date. Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchasers. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; provided, however, that in the case of life insurance, a claim is deemed incurred when the death occurs and in the case of long-term disability benefits, when the disability occurs. With respect to each Zapata Employee who is not a Continuing Employee or such employee's dependent, the Seller shall be responsible for health care continuation rights under SECTION 4980B of the Tax Code and SECTIONS 601-609 of ERISA for those Zapata Employees. The Purchasers shall be responsible for all continuation of health coverage rights under SECTION 4980B of the Tax Code and SECTIONS 601-609 of ERISA for all Continuing Employees and their dependents.

     SECTION 11.3 NO THIRD PARTY BENEFICIARIES. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller in respect to continued employment or resumed employment with either the Purchasers or Seller and no provision of this ARTICLE XI shall create any such rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller with respect to any benefits that may be provided directly or indirectly in any Benefit Plan or other employee benefit plan or program.

                                 ARTICLE XII.
                                 MISCELLANEOUS

     SECTION 12.1 BOOKS AND RECORDS. Upon consummation of the transactions provided herein and for a period of five years thereafter, the Seller agrees that upon the reasonable written request of the Purchasers, the Seller will provide the Purchasers with access to the tax records (or copies thereof) retained by the Seller pursuant to this Agreement. All costs and expenses associated with providing such tax records (or copies thereof) shall be borne by the Purchasers. Nothing herein shall be deemed to require the Seller to maintain or refrain from disposing of any books and records transferred pursuant to this Agreement for any period of time after the Closing Date. However, if Seller desires to dispose of any such books or records, Seller agrees to give Purchasers notice of such intention and the opportunity to retain such books and records, at Purchasers' expense.

     SECTION 12.2  ACCOUNTS RECEIVABLE.

     (a) In the event that 90% of the face amount of the accounts receivable included within the Assets on the Closing Date (the "90% AMOUNT") are not collected within one hundred twenty (120) days after the Closing Date, then at the request of Purchasers, the Seller shall pay Enterra Sub an amount equal to (i) the 90% Amount, (ii) less amounts collected by Purchasers, (iii) less the allowance for doubtful accounts utilized in the calculation of the Agreed Upon Net Asset Value.

     (b) For purposes of SECTION 12.2(a), Purchasers shall use best efforts to diligently collect all accounts receivable. All payments received by Purchasers from any debtor for accounts receivable which are Assets shall be applied first to the oldest accounts receivable applicable to such debtor, whether owed to Seller or Purchasers.

     (c)  If and when a payment is made by Seller to Enterra Sub pursuant to
SECTION 12.2(a), upon receipt of such payment Purchasers shall assign to the Seller making the payment all of its rights with respect to the uncollected accounts receivables giving rise to the payment and shall also thereafter promptly remit any excess collections received by Purchasers with respect to such assigned receivables. If and when the amount subsequently collected by Seller with respect to the assigned receivables equals (i) the payment therefor plus (ii) the costs and expenses reasonably incurred by Seller in the collection of such assigned receivables, Seller shall reassign to Enterra Sub all of such assigned receivables as have not been collected in full by Seller and shall also thereafter promptly remit any excess collections received by Seller. Upon the reasonable written request of Enterra Sub, Seller shall provide it with a status report concerning the collection of assigned receivables.

     SECTION 12.3 EXPENSES. The Purchasers and the Seller will each pay their own expenses in connection with the transactions contemplated hereby.

     SECTION 12.4 BROKERS AND FINDERS. Neither the Purchasers nor the Seller shall be responsible to the other party for the payment of any broker's fee, finder's fee or commission of any sort in connection with the transactions described herein. The Seller shall be responsible for payment of any such fee to Wertheim Schroder & Co. Incorporated or any other party to which the Seller has such an obligation. The Purchasers shall be responsible for payment of any such fee to Simmons & Company International, Inc. or any other party to which the Purchasers have such an obligation.

     SECTION 12.5 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties and their Affiliates with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates or any of them with respect to the subject matter hereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that this Agreement may be assigned to an Affiliate by any party without the prior written consent of another party; provided however, that notwithstanding such assignment, the assignor shall remain liable for all obligations hereunder.

     SECTION 12.6 FURTHER ASSURANCES. From time to time as and when requested by the Purchasers, the Seller shall execute such further agreements, assignments, documents, deeds, certificates and other instruments of conveyance and transfer and to take or cause to be taken such other actions as the Purchasers may reasonably require to vest title to the Assets in the Purchasers and as shall be reasonably necessary or advisable to carry out the purposes of and to effect the transactions contemplated by this Agreement.

     SECTION 12.7 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled pursuant to the terms hereof or otherwise, at law or in equity.

     SECTION 12.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in any jurisdiction, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability in that jurisdiction and such holding shall not, consistent with applicable law, invalidate or render unenforceable such provision in any other jurisdiction, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect in all jurisdictions.

     SECTION 12.9 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by registered mail (postage prepaid, return receipt requested) or prepaid Federal Express (return receipt requested) to the respective parties as follows:

          if to any Seller:

               Zapata Corporation
               1717 St. James Place, Suite 550
               Houston, Texas 77056
               Attn:     Joseph L. von Rosenberg, III, Esq.
                         Vice President, General Counsel and Corporate Secretary

          with required copy (which shall not constitute notice) to:

               Mr. Avram A. Glazer
               President and Chief Executive Officer
               18 Stoney Clover Lane
               Pittsford, New York 14534

                    and

               John D. Held, Esq.
               Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
               3500 Texas Commerce Tower
               Houston, Texas 77002
          if to the Purchasers:

               Enterra Corporation
               13100 Northwest Freeway, Sixth Floor
               Houston, Texas 77040
               Attn:      President

          with required copy (which shall not constitute notice) to:

               Weatherford International Incorporated
               1360 Post Oak Blvd., Suite 1000
               Houston, Texas 77056
               Attn: H. Suzanne Thomas, Esq.

                    and

               David R. King, Esq.
               Morgan, Lewis & Bockius
               2000 One Logan Square
               Philadelphia, Pennsylvania 19103

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 12.11 GENDER: "INCLUDING" IS NOT LIMITING; DESCRIPTIVE HEADINGS. The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa. Wherever the term "including" or a similar term is used in this Agreement, it shall mean "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 12.12 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the other Purchasers' Indemnified Parties and Seller's Indemnified Parties, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 12.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 12.14 INCORPORATION BY REFERENCE. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     SECTION 12.15 NON-COMPETITION AGREEMENT WITH PETER M. HOLT AND BENJAMIN
D. HOLT, JR. Seller agrees to enforce Seller's rights under the Non-Competition Agreement dated November 9, 1993 among Zapata, Peter M. Holt and Benjamin D. Holt, Jr. (the "HOLT NON-COMPETITION AGREEMENT") in accordance with its terms;

provided, however, the Purchasers shall promptly reimburse Seller for any costs or expenses (including, without limitation, attorneys' fees) incurred by Seller as a result of such action. Seller agrees not to amend the Holt Non-Competition Agreement, or grant the waiver described in SECTION 5 of the Holt Non-Competition Agreement, without the prior written consent of Purchasers. Each Seller acknowledges that any violation of this SECTION
12.15 will result in irreparable injury to the Purchasers and their Affiliates and that damages at law would not be reasonable or adequate compensation to the Purchasers and their Affiliates for a violation of this
SECTION 12.15 and that Purchasers and their Affiliates shall be entitled to have the provisions of this SECTION 12.15 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security.

     SECTION 12.16 NON-COMPETITION BY SELLER; EQUITABLE REMEDIES.

     (a) Until three years after the Closing Date, Seller agrees that it will not, anywhere in the world, unless acting in accordance with Enterra's prior written consent: (i) own directly or indirectly, manage, operate or control or participate in the ownership, management, operation or control of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager or joint venturer with, or permit its name to be used by or in connection with, any business or enterprise engaged anywhere in the world, in any aspect of the Business, provided that Seller may invest as an investor in the voting securities of any person that is a reporting company under the Securities Exchange Act of 1934, as amended, so long as (A) the aggregate amount of such securities that Seller owns directly or indirectly is less than five percent of the total outstanding voting securities of such person and (B) Seller is not otherwise an Affiliate with respect to such person, or (ii) solicit the employment of any person who on the Closing Date, or who within two years thereafter, is employed by Purchasers on a full or part-time basis, provided, however, that Seller may have employment discussions with, and hire, those persons who approach Seller of their own volition.

     (b)  Each Seller acknowledges that (i) the provisions of this SECTION
12.16 are reasonable and necessary to protect the legitimate interests of Purchasers and their Affiliates, (ii) the Business is international in scope,
(iii) any violation of this SECTION 12.16 will result in irreparable injury to the Purchasers and their Affiliates and that damages at law would not be reasonable or adequate compensation to the Purchasers and their Affiliates for a violation of this SECTION 12.16 and (iv) Purchasers and their Affiliates shall be entitled to have the provisions of this SECTION 12.16 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security. In the event that any of the provisions of this SECTION 12.16 should ever be deemed to exceed the time, geographic, or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

     (c) Purchasers and each Seller intend to and do hereby confer jurisdiction to enforce the covenants set forth in this SECTION 12.16 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to SECTION 12.8 hereof and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of Purchasers and each Seller that such determination not bar or in any way adversely affect the right of Purchasers and their Affiliates to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this SECTION 12.16, such covenants being, for this purpose, severable into diverse and independent covenants.

     (d) Nothing in this SECTION 12.16 is intended to restrict, and shall not be construed to restrict, Zapata's ownership, management, operation, control or participation of its wholly owned subsidiary, Cimarron Gas Holding Company, or its subsidiaries, which engage in the natural gas marketing, trading, gathering and processing business and which utilizes gas compressors in connection with such business in the ordinary course of business.

     SECTION 12.17 EQUITABLE REMEDIES.

     Notwithstanding any other provision of this Agreement, each party will have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party in order to enforce the instituting party's rights under SECTION 12.15 or 12.16 through specific performance, injunction or similar equitable relief. For this purpose, each of the parties hereto irrevocably and unconditionally (i) agrees that any suit arising out of this Agreement may be brought and adjudicated in the U.S. District Court for the Southern District of Texas, or, if such court will not accept jurisdiction, in any court of competent jurisdiction sitting in Harris County, Texas, (ii) submits to the non-exclusive jurisdiction of any such court for the purposes of any such suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, any claim that it is not subject to the jurisdiction of the above courts, that such suit is brought in an inconvenient forum or that the venue of such suit is improper. Each of the parties hereto also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of SECTION 12.9 hereof.

     SECTION 12.18 ARBITRATION.

     (a) Except as provided in SECTION 12.17, all disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination hereof) shall, at the written request of any party hereto, be finally determined and settled pursuant to arbitration in Houston, Texas, by three arbitrators, one to be appointed by Enterra, and one by Seller, and a neutral arbitrator to be appointed by such two appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Should (i) either party fail to appoint an arbitrator as hereinabove contemplated within ten (10) days after the party not requesting arbitration has received such written request, or (ii) the two arbitrators appointed by or on behalf of the parties as contemplated in this SECTION 12.18 fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) days after the date of the appointment of the last arbitrator appointed, then any person sitting as a Judge of the United States District Court for the Southern District of Texas, Houston Division, upon application of Seller or of Enterra, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

     (b) The arbitration proceeding shall be conducted in Houston, Texas, in accordance with the Rules of the American Arbitration Association. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by Purchasers and Seller. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

                              ZAPATA CORPORATION


                              By:  /s/ Joseph L. von Rosenberg, III
                                   -----------------------------------------
                                   Joseph L. von Rosenberg, III
                                   Vice President, General Counsel and
                                   Corporate Secretary


                              ENERGY INDUSTRIES, INC.


                              By:  /s/ Joseph L. von Rosenberg, III
                                   -----------------------------------------
                                   Joseph L. von Rosenberg, III
                                   Vice President, General Counsel and
                                   Corporate Secretary


                              ZAPATA ENERGY INDUSTRIES, L.P.

                                   By ZAPATA RENTALS, INC., its general partner


                                   By: /s/ Joseph L. von Rosenberg, III
                                       -------------------------------------
                                        Joseph L. von Rosenberg, III
                                        Vice President, General Counsel and
                                        Corporate Secretary


                              ENTERRA CORPORATION


                              By:  /s/ Steven W. Krablin
                                   -----------------------------------------
                                   Steven W. Krablin
                                   Vice President


                              ENTERRA COMPRESSION COMPANY


                              By:  /s/ Steven W. Krablin
                                   -----------------------------------------
                                   Steven W. Krablin
                                   Vice President

                                   EXHIBIT 1
                                  DEFINITIONS


(a) "ACCOUNTANTS' CALCULATION OF NET ASSET VALUE" shall have the meaning set forth in SECTION 4.5.

(b)  "AFFILIATE" as used in this Agreement means, with respect to any person,
     (i) any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question, (ii) any officer, director, stockholder or partner of such person in question, or member of the extended family of such officer, director, stockholder or partner and (iii) any person that, directly or indirectly, controls, is controlled by, or is under common control with, any officer, director, stockholder or partner of such person in question or member of the extended family of such officer, director, stockholder or partner. For the purposes of the definition of Affiliate, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

(c)  "AGREED UPON NET ASSET VALUE" shall have the meaning set forth in
     SECTION 4.5 hereof.

(d)  "AGREEMENT" shall have the meaning specified in the Preamble.

(e)  "ASSETS" shall have the meaning specified in SECTION 4.1.

(f)  "ASSUMED LIABILITIES" shall have the meaning specified in SECTION 4.2(b).

(g) "BUSINESS" shall mean the natural gas compression businesses historically engaged in by Zapata Sub and Zapata Partnership and their Affiliates.

(h)  "CONTINUING EMPLOYEES" shall have the meaning specified in SECTION 11.1.

(i) "CONTRACTS" mean all agreements contracts, leases or subleases relating to the Business to which any Seller is a party or by which any Seller or any of the Assets is bound.

(j) "DISCLOSURE SCHEDULE" shall have the meaning specified in the beginning of ARTICLE II.

(k) "ENVIRONMENTAL CLAIMS" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings arising under any applicable Environmental Law or any Environmental Permit binding upon Seller, or at common law or otherwise, brought, issued or asserted by: (A) a Governmental Authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or (B) a third party seeking damages for personal injury caused by Seller or property damage resulting from the release of a Hazardous Material at or from any current or prior facility of any Seller for which Seller would bear liability, including, without limitation, Seller's employees seeking damages for exposure to Hazardous Materials.

(l) "ENVIRONMENTAL LAWS" means applicable Governmental Requirements currently in effect related to protection of the environment (including, without limitation, natural resources), exposure to, control, emission, discharge, release, threatened release, exposure, handling, use, manufacturing, generation, treatment, storage, transportation or disposal of Hazardous Materials.

(m) "ENVIRONMENTAL PERMIT" means all Governmental Authorizations required for the operation of the Business in conformity with applicable
     Environmental Laws and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority and binding upon Seller under any applicable Environmental Laws.

(n) "EQUIPMENT LEASES" means the lease agreements covering the compressor systems and related equipment used or held for use in the Business.

(o) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

(p)  "EXCLUDED LIABILITIES" shall have the meaning set forth in SECTION 4.2.

(q) "GAAP" means as to a particular person, such accounting practice as, in the opinion of independent certified public accountants of recognized national standing, conforms at the time to generally accepted accounting principles in the United States, consistently applied, and which are recognized as such by the Financial Accounting Standards Board.

(r) "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the United States of America, any state of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

(s) "GOVERNMENTAL AUTHORIZATION" means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Governmental Requirement.

(t) "GOVERNMENTAL REQUIREMENT" means any currently published and applicable law, treaty, ordinance, statute, rule, code, regulation, judgment, decree or order binding upon Seller, injunction, edict, writ, permit, certificate, stipulation, common law or other published and legally enforceable requirement of any Governmental Authority.

(u) "HAZARDOUS MATERIAL" means any hazardous, extremely hazardous, or toxic substance, material or waste not at a background level (taking into account offsite conditions) which is regulated by any Governmental Authority, including without limitation any material or substance that is (i) defined as a "hazardous substance" under applicable state or local law, (ii) (a) crude oil products, including, without limitation, petroleum and (b) solid waste as defined under the Environmental Laws; the prior or continued presence of which would result in investigation or cleanup responsibility of Buyer or Seller under Environmental Laws,
     (iii) asbestos as regulated by CERCLA, (iv) designated as a "hazardous substance" pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq. (33 U.S.C.
     Section 1321), (v) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conversation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6901),
     (vi) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601) ("CERCLA"), (vii) defined as a "regulated substance" pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6991) ("RCRA") or
     (viii) otherwise regulated under the Toxic Substances Control Act,
     15 U.S.C. Section 2601, et seq., the Clean Air Act, as amended,
     42 U.S.C. Section 7401, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C.
     Section 136, et seq; or other Governmental Requirement provided, however, the reference to specific statutory or other general legal references contained within this definition shall be construed as those statutes in effect on the date of this Agreement.

(v) "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

(w)  "INDEMNIFIED PERSON" shall have the meaning specified in SECTION 10.3.

(x)  "INDEMNIFYING PERSON" shall have the meaning specified in SECTION 10.3.

(y) "INVENTORIES" means all inventories used or held for use in connection with the Business, including without limitation, finished goods, work-in-progress and raw materials.

(z)  "IRS" means the Internal Revenue Service.

(aa) "LIABILITY" means any debt, obligation, duty, liability or obligation of any nature (including any guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether or not accrued, absolute, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

(bb) "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or otherwise), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

(cc) "LOSS" means any loss, damage, injury, Liability, claim, demand, Proceeding, settlement judgment, award, punitive damage, award, fine, penalty, Tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors). In calculating the dollar amount of any Loss, an allowance shall be made for any insurance proceeds or other amounts, including any Tax benefits, that may be recovered in connection therewith (subject to reduction for any premium relating thereto).

(dd) "MATERIAL ADVERSE EFFECT" shall mean any material adverse change in the condition (financial or otherwise), assets, Liabilities, reserves, business, or results of operations of the Business.

(ee) "PBGC" means the Pension Benefit Guaranty Corporation.

(ff) "PERMITTED LIEN" means the following:

     (i) Liens for taxes not due or due but not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

     (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising as required in the conduct of its Business and not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and other non-consensual Liens arising as required in the conduct of its Business and removed within thirty (30) days of the date on which the entity on whose property the Lien is imposed knows or reasonably should have known of the existence thereof or which are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established;

     (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred as required in the ordinary course of the Business. consistent with past practice;

     (v) easements, rights-of-way, restrictions and other similar encumbrances incurred as required in the conduct of its Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the entity on whose property the Lien is imposed; or

     (vi) Equipment Leases entered into in the ordinary course of the Business, consistent with past practice (all of which are listed in the Disclosure Schedule in accordance with SECTION 2.11).

(gg) "PROCEEDING" shall have the meaning specified in SECTION 2.10.

(hh) "PURCHASERS" shall have the meaning specified in the Preamble and shall include permitted successors and assigns of Purchasers.

(ii) "PURCHASERS' CALCULATION OF NET ASSET VALUE" shall have the meaning set forth in SECTION 4.5.

(jj) "PURCHASERS' INDEMNIFIED PERSONS" shall have the meaning set forth in
     SECTION 10.1.

(kk) "REAL PROPERTY LEASES" means all leases covering real property used or held for use in the Business.

(ll) "SELLER" shall have the meaning set forth in the Preamble and shall include permitted successors and assigns of any Seller.

(mm) "SELLER'S INDEMNIFIED PERSONS" shall have the meaning set forth in
     SECTION 10.2.

(nn) "SUBSIDIARY" means, when used with reference to a particular person any corporation, a majority of the outstanding voting securities of which is owned or controlled directly or indirectly by such person, or if less than a majority of such voting securities are so owned or controlled, any corporation in regard to which such person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such corporation. Any partnership, joint venture or other enterprise shall be a Subsidiary of a particular person, if that person has, directly or indirectly, a 50% or greater equity interest or in regard to which such person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such entity.

(oo) "TAX CODE" means the Internal Revenue Code of 1986, as amended.

(pp) "TAXES" means any federal, state, local or foreign taxes, assessments, duties, levies, fees or other governmental charge or impositions.

(qq) "WARN" means the federal Workers Adjustment, Retraining and
     Notification Act, as amended.

(rr) "ZAPATA EMPLOYEES" shall have the meaning set forth in SECTION 11.1(a).